                                                                     EXHIBIT 4.2


                             STOCKHOLDERS AGREEMENT

         THIS STOCKHOLDERS AGREEMENT, dated as of [-], 2003 (this "Agreement"), is entered into among Crystal Decisions, Inc. (the "Company"), New SAC ("New SAC"), Silver Lake Technology Investors Cayman, L.P., Silver Lake Investors Cayman, L.P., Silver Lake Partners Cayman, L.P., (collectively, "Silver Lake"), SAC Investments, L.P. ("TPG"), August Capital III, L.P. ("August"), J.P. Morgan Partners (BHCA), L.P. ("J.P. Morgan"), GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 2000 L.P., Bridge Street Special Opportunities Fund 2000, L.P. (collectively, "GS"), Staenberg Venture Partners II, L.P., Staenberg Seagate Partners, LLC (collectively, "Staenberg"), Integral Capital Partners V, L.P., Integral Capital Partners V Side Fund, L.P. (collectively, "Integral") and the individuals listed on the signature pages hereto. Each of the entities listed above other than the Company and each of the individuals listed on the signature pages hereto are sometimes referred to individually as a "Stockholder" and together as the "Stockholders."

                                    RECITALS:

         A. The Company, a subsidiary of New SAC, and New SAC are proposing to sell shares of the common stock, par value $0.001 per share (the "Shares"), of the Company to the public in an initial Public Offering.

         B. As of [-], 2003, New SAC has an aggregate of [11,416,152.39] voting and non-voting ordinary shares (collectively, the "Ordinary Shares") outstanding, and the ownership of such shares is as follows: Silver Lake holds 3,628,999 of the outstanding Ordinary Shares; TPG holds 2,520,000 of the outstanding Ordinary Shares; August holds 1,300,000 of the outstanding Ordinary Shares; Integral holds 191,000 of the outstanding Ordinary Shares; J.P. Morgan holds 750,000 of the outstanding Ordinary Shares; GS holds 250,000 of the outstanding Ordinary Shares; Staenberg holds 100,000 of the outstanding Ordinary Shares; and the remainder of the outstanding Ordinary Shares are held by certain management employees of the Company and other individuals.

         C. After the completion of the Company's initial Public Offering, it is expected that New SAC will own approximately [-]% of the Company's issued and outstanding Shares, which may be distributed to the other Stockholders on the terms and conditions set forth herein.

         D. Each of the Stockholders is a party to the New SAC Shareholders Agreement, which grants to the Stockholders certain rights, and imposes certain obligations, with respect to their ownership of shares of New SAC.

         E. The Stockholders wish to provide for certain matters relating to their respective current and future holdings of Shares and the governance of the Company, including an agreement as to the manner in which they will exercise (or refrain from exercising) their rights under the New SAC Shareholders Agreement upon the consummation of the Company's initial Public Offering.

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                                                                               2



         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                        ARTICLE I. INTRODUCTORY MATTERS

                1.1. Defined Terms.

         In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

         "AAA" has the meaning given that term in Section 5.12 of this Agreement.

         "Additional Director" means a Director who is nominated by the Company's nominating and corporate governance committee and approved by a majority of the Board.

         "Affiliate" has the meaning given that term in Rule 405 promulgated under the Securities Act; provided that officers, Directors or employees of the Company will not be deemed to be Affiliates of a stockholder of the Company for purposes hereof solely by reason of being officers, Directors or employees of the Company.

         "Agreement" means this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

         "Assumption Agreement" means a writing substantially in the form of Exhibit A hereto whereby a Permitted Transferee or other Transferee pursuant to
Section 2.4 becomes a party to, and agrees to be bound to the same extent as its Transferor by, the terms of this Agreement.

         "Board" means the Board of Directors of the Company.

         "Business Day" means a day other than a Saturday, Sunday, federal or New York or California state holiday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close.

         "Chief Executive Officer" has the meaning given that term in Section 4.1(a) of this Agreement.

         "Company" means Crystal Decisions, Inc., a corporation organized and existing under the laws of the State of Delaware.

          "Demand Registration" has the meaning given that term in Section 3.2(a) of this Agreement.

         "Determination Date" has the meaning given that term in Section 4.2(b) of this Agreement.

         "Director" means any member of the Board.


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                                                                               3


         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

         "Holder" has the meaning given that term in Section 3.6(a) of this Agreement.

         "Indemnified Parties" has the meaning given that term in Section 3.6(a) of this Agreement.

         "Initial Share Holding Period" has the meaning given to that term in
Section 2.1(a) of this Agreement.

         "Initiating Holder" has the meaning given that term in Section 3.1(a) of this Agreement.

         "Legend" has the meaning given that term in Section 2.1(h) of this Agreement.

         "Management Shareholders" means, collectively, the parties identified on the signature pages of the Management Shareholders Agreement as "Management Shareholders" and each other individual who from time to time executes a Joinder Agreement as contemplated by Section 7.2 of the Management Shareholders Agreement.

         "Management Shareholders Agreement" means that certain Management Shareholders Agreement, dated as of November 22, 2000, among New SAC and the Management Shareholders that are parties thereto.

         "New SAC Designee" has the meaning given that term in Section 4.1(a) of this Agreement.

         "New SAC Shareholders Agreement" means that certain Shareholders Agreement, dated as of November 22, 2000, among New SAC, Silver Lake, TPG, August, J.P. Morgan, GS, Staenberg, Integral and the individuals listed on the signature pages thereto.

         "Permitted Transferee" means, in the case of any Stockholder, (A) any controlled Affiliate (other than an individual) of such Stockholder, any Affiliate (other than an individual) which is under common control with such Stockholder or any Affiliate (other than an individual) which controls such Stockholder (which, in the case of J.P. Morgan, shall include any investment fund managed by a controlled Affiliate of J.P. Morgan Chase & Co.), (B) any general or limited partner, director, officer, managing or non-managing member or employee of such Stockholder or controlled Affiliate of such Stockholder (including, in the case of Silver Lake and TPG, the general or limited partners of the general and limited partners of such Stockholders), (C) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the individuals referred to in clause (B), (D) for estate planning purposes, any trust, the beneficiaries of which include only (1) such Stockholder, (2) Permitted Transferees referred to in clauses (A), (B) and (C) and (3) spouses and lineal descendants of Permitted Transferees referred to in clause (B), and (E) a corporation, partnership, limited liability company or similar entity, a majority of the equity of which is owned and controlled by such Stockholder and/or Permitted Transferees referred to in clauses (A), (B),
(C) and (D).

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                                                                               4


         "Person" means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

         "Proposed Sale" has the meaning given that term in Section 2.3(a) of this Agreement.

         "Proposed Transferee" has the meaning given that term in Section 2.3(a) of this Agreement.

         "Public Offering" means the sale of any class of common stock of the Company or equivalent securities to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act.

         "Registrable Securities" means (i) any Shares held by a Stockholder or any Permitted Transferees, (ii) any Shares issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend, stock split or other distribution, recapitalization or reclassification with respect to, or in exchange for, or in replacement of, such Shares, (iii) any Shares or any security convertible into, or exchangeable or exercisable for, Shares which may be issued or distributed in respect thereof by way of a stock dividend, stock split or other distribution, recapitalization or reclassification, (iv) any Shares held by Management Shareholders that were received directly from New SAC and not acquired pursuant to an exercise of options and (v) any Shares held by the original parties to the New SAC Shareholders Agreement who are not parties to this Agreement. For purposes of this Agreement, with respect to any Stockholder, any Registrable Securities held by such Stockholder will cease to be Registrable Securities when
(A) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, (B) such Registrable Securities shall have been offered and sold pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, (C) all Registrable Securities held by such Stockholder are eligible for transfer to the public pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, without restriction as to manner of sale or amount sold, (D) such Registrable Securities are sold by a Person in a transaction in which rights under the provisions of this Agreement are not assigned in accordance with this Agreement or (E) such Registrable Securities cease to be outstanding.

         "Registration Expenses" means any and all expenses incident to the performance by the Company of its obligations under Sections 3.1 and 3.2, including without limitation (i) all SEC, stock exchange, or National Association of Securities Dealers, Inc. (the "NASD") registration and filing fees (including, if applicable, the fees and expenses of any "qualified independent underwriter," as such term is defined in Rule 2720 of the NASD, and of its counsel), (ii) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (v) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance and compliance,
(vi) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the Company so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any,
(vii) the reasonable out-of-pocket expenses of not more than one law firm incurred by all the Stockholders and their Permitted Transferees in connection with any registration of Registrable Securities, and (viii) the costs and expenses of the Company relating to analyst and investor presentations or any "road show" undertaken in connection with any registration and/or marketing of the Registrable Securities; provided that nothing in this clause (viii) shall obligate the Company to engage or participate in any such presentations or road show.

         "Registration Rights Holders" means, collectively, the Stockholders and their Permitted Transferees and also, for purposes of Section 3.1 only, (i) the Management Shareholders and (ii) the parties to the New SAC Shareholders Agreement who are not parties to this Agreement.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

         "Selling Holder" has the meaning given that term in Section 2.3 of this Agreement.

         "Shares" means, with respect to any stockholder of the Company, the common stock, par value $0.001 per share, of the Company, whether now owned or hereafter acquired (including upon exercise of options, warrants, rights, including preemptive rights, or otherwise), held by such stockholder other than shares acquired in a Public Offering or in the public market after the initial Public Offering of the Company.

         "Silver Lake Designee" has the meaning given that term in Section 4.1(a) of this Agreement.

         "Special Audit" means an audit of the Company other than the regular audit conducted by the Company at the end of its fiscal year.

         "Stockholder" has the meaning given that term in the recitals to this Agreement.

         "Tagging Stockholder" has the meaning given that term in Section 2.3(a) of this Agreement. "Target" has the meaning given that term in Section 4.2(b)(ii) of this Agreement.

         "Target" has the meaning given that term in Section 4.2(b)(ii) of this Agreement.

         "TPG Designee" has the meaning given that term in Section 4.1(a) of this Agreement.

         "Transfer" means, with respect to any Share (or direct or indirect economic or other interest therein), a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly (pursuant to the creation of a derivative security or otherwise), the grant of an option or other right or the imposition of a restriction on disposition or voting or by operation of law. When used as a verb, "Transfer" shall have the correlative meaning. In addition, "Transferred" and "Transferee" shall have the correlative meanings.

            1.2. Construction.

         The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) "or" is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Exhibit references are to this Agreement unless otherwise specified.

                  ARTICLE II. TRANSFERS; CERTAIN DISTRIBUTIONS

            2.1. Limitations on Transfer.

            (a) Unless Silver Lake, TPG and Stephen J. Luczo each consents in writing, New SAC may not Transfer any Shares (including Transfers contemplated by Section 2.2) prior to the date 18 months following the date of the initial Public Offering of the Shares (such period, the "Initial Share Holding Period").

            (b) From the end of the Initial Share Holding Period until the fourth anniversary of the date of the initial Public Offering by the Company, either Silver Lake or TPG may request in writing that all or a portion of the Shares held by New SAC be distributed to the shareholders of New SAC in accordance with the Memorandum and Articles of Association of New SAC. A copy of any such request shall be delivered to each of the other Stockholders contemporaneously with the delivery of such request to the Company. During such period, if either Silver Lake or TPG requests in writing that New SAC distribute a portion of its Shares, within 15 days of New SAC's receipt of such request the other may request that New SAC increase the number of Shares to be so distributed. Upon the receipt of any such request to distribute Shares, New SAC shall take all actions necessary to ensure that any such distribution takes place as promptly as practicable.

            (c) After the fourth anniversary of the date of the initial Public Offering of the Company, any of Silver Lake, TPG, August, J.P. Morgan, GS, Staenberg or Integral may request that New SAC distribute all, but not less than all, of its remaining Shares pro rata to the shareholders of New SAC. Upon the receipt of any such request to distribute Shares, New SAC shall use all commercially reasonable efforts to take all actions necessary to ensure that any such distribution takes place as promptly as practicable.

            (d) Notwithstanding anything to the contrary in this Section 2.1, in no event shall New SAC be required to make more than one distribution of Shares in any three-month period.

            (e) After the Initial Share Holding Period, Silver Lake, TPG or August may demand that the Company effect the registration under the Securities Act of all or a portion of


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                                                                               7


the Shares held by New SAC, consummate such sale, and distribute the proceeds of such sale pro rata to the shareholders of New SAC; provided that Silver Lake, TPG or August may exercise its demand right under this Section 2.1(e) only if at the time of such exercise it would be entitled to exercise a demand pursuant to the terms of Section 3.2(a)(ii). Any party exercising its rights under this
Section 2.1(e) shall be deemed to have exercised a demand for its own account and the number of demand requests that such party is entitled to pursuant to
Section 3.2 shall be reduced by one. The Demand Registration procedures set forth in Sections 3.2, 3.3, 3.4 and 3.5 shall apply to any demand request made pursuant to this Section 2.1(e).

            (f) Stockholders may Transfer Shares only in accordance with, and subject to the applicable provisions of, both Article II and Article III hereof.

            (g) In the event of any purported Transfer by a Stockholder of any Shares in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect, and the Company will not give effect to such Transfer.

            (h) Each certificate representing Shares held by a Stockholder, including, without limitation, New SAC, will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement, the "Legend"):

            "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE STOCKHOLDERS AGREEMENT AMONG CRYSTAL DECISIONS, INC., NEW SAC AND THE STOCKHOLDERS PARTY THERETO, DATED AS OF [-], 2003, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF CRYSTAL DECISIONS, INC. THE STOCKHOLDERS AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE VOTING AND TRANSFER OF THE SHARES SUBJECT TO THE AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT."

            "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

The Legend will be removed by the Company, with respect to any certificate representing Shares, by the delivery of substitute certificates without such Legend in the event of a Transfer permitted by this Agreement and in which the Transferee is not required to enter into an Assumption Agreement pursuant to
Section 2.4; provided, however, that the second paragraph of the Legend will only be removed if at such time it is no longer required for purposes of applicable securities laws.

            2.2. Transfer to Permitted Transferees.

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                                                                               8


            (a) Subject to the limitations set forth in Section 2.1, any Stockholder may Transfer any or all of the Shares held by it to any Permitted Transferee of such Stockholder who duly executes and delivers an Assumption Agreement, provided that such Transfer shall not be effective unless and until the Company shall have been furnished with information reasonably satisfactory to it demonstrating that such Transfer is exempt from or not subject to the provisions of Section 5 of the Securities Act and any other applicable securities laws.

            (b) Each Permitted Transferee of any Stockholder to which Shares are transferred shall, and such Stockholder shall cause such Permitted Transferee to, transfer back to such Stockholder (or to another Permitted Transferee of such Stockholder) any Shares it owns prior to such Permitted Transferee ceasing to be a Permitted Transferee of such Stockholder.

            (c) This Section 2.2 shall not apply to the grant by J.P. Morgan of a participation interest to one or more other investment funds managed by a controlled Affiliate of J.P. Morgan Chase & Co. without change in record ownership.

            2.3. Tag-Along Rights.

            (a) So long as this Agreement remains in effect, in the case of a proposed Transfer of Shares in excess of [-] [NOTE: to equal 3% of the outstanding Crystal shares post-IPO] of the issued and outstanding Shares (as adjusted for any dividend, stock split or other distribution, recapitalization or reclassification with respect to, or in exchange for, or in replacement of, such Shares) in a single transaction or related series of transactions by Silver Lake, TPG or August (a "Selling Holder") (other than (i) pursuant to Section 2.2 hereof, (ii) following the initial Public Offering by the Company pursuant to the exercise of rights set forth in Article III or (iii) in a bona fide sale to the public pursuant to Rule 144 under the Securities Act) (a "Proposed Sale"), Silver Lake, TPG, August or Integral (each of such Stockholders who exercises their rights under this Section 2.3(a), a "Tagging Stockholder") shall have the right to require the proposed Transferee (a "Proposed Transferee") to purchase from such Tagging Stockholder up to the number of Shares of the same class proposed to be Transferred equal to the product (rounded up to the nearest whole Share) of (i) the quotient determined by dividing (A) the aggregate number of Shares of such class owned by such Tagging Stockholder by (B) the aggregate number of Shares of such class owned by the Selling Holder and all Tagging Stockholders and (ii) the total number of Shares of such class proposed to be directly or indirectly Transferred to the Proposed Transferee in the Proposed Sale, at the same price per Share and upon the same terms and conditions (including, without limitation, time of payment and form of consideration) as to be paid and given to the Selling Holder; provided that in order to be entitled to exercise its right to sell Shares to the Proposed Transferee pursuant to this
Section 2.3, each Tagging Stockholder must agree to make to the Proposed Transferee the same representations, warranties, covenants, indemnities and agreements as the Selling Holder agrees to make in connection with the Proposed Sale and agree to the same conditions to the Proposed Sale as the Selling Holder agrees (except that, in the case of representations, warranties, conditions, covenants, indemnities and agreements pertaining specifically to the Selling Holder, each Tagging Stockholder shall make comparable representations, warranties, covenants, indemnities and agreements and shall agree to comparable conditions, in each case to the extent applicable and pertaining specifically to itself and only to itself); provided that all representations, warranties, covenants, indemnities and agreements (other than those referred to in the immediately preceding exception) shall be made by the Selling Holder and each Tagging Stockholder severally and not jointly and that any liability to the Selling Holder and the Tagging Stockholders thereunder shall be borne by each of them on a pro rata basis determined according to the number of Shares sold by each of them. Each Tagging Stockholder will be responsible for its proportionate share of the costs of the Proposed Sale to the extent not paid or reimbursed by the Proposed Transferee or the Company.

            (b) The Selling Holder will give notice to each Tagging Stockholder of each Proposed Sale not later than five days after the execution of the definitive agreement relating to the Proposed Sale, setting forth the number of Shares proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Selling Holder will provide such information, to the extent reasonably available to the Selling Holder, relating to such non-cash consideration as the Tagging Stockholders together may reasonably request in order to evaluate such non-cash consideration) and other terms and conditions of payment offered by the Proposed Transferee. The Selling Holder will deliver or cause to be delivered to each Tagging Stockholder copies of all transaction documents relating to the Proposed Sale as the same become available. The tag-along rights provided by this Section
2.3 must be exercised by the Tagging Stockholders within five Business Days following receipt of the notice required by the preceding sentence by delivery of a written notice to the Selling Holder indicating its desire to exercise its rights and specifying the number of Shares it desires to sell.

            (c) If any Tagging Stockholder exercises its rights under Section 2.3(a), the closing of the purchase of the Shares with respect to which such rights have been exercised will take place concurrently with the closing of the sale of the Selling Holder's Shares to the Proposed Transferee.

            2.4. Rights and Obligations of Transferees.

         Any Transferee of Shares (other than Transferees who acquire Shares (i) pursuant to Section 2.2, (ii) pursuant to the exercise of rights set forth in
Article III, (iii) following the initial Public Offering by the Company, in a bona fide sale to the public pursuant to Rule 144 under the Securities Act or
(iv) a Public Offering) will be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering an Assumption Agreement and, upon executing and delivering an Assumption Agreement, will be treated as a Stockholder for all purposes hereof; provided, however, that no such Transferee will acquire any rights (but will be subject to the obligations) under Article IV unless it acquires all of the Shares held by either Silver Lake and its Permitted Transferees, TPG and its Permitted Transferees or August and its Permitted Transferees, as the case may be.

                        ARTICLE III. REGISTRATION RIGHTS

            3.1. Piggyback Rights.

            (a) If the Company at any time following the initial Public Offering by the Company proposes to register any of the Shares under the Securities Act (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes), whether or not for sale for its own account (including pursuant to
Section 3.3), it will, at each such time, give prompt written notice to the Registration Rights Holders of its intention to do so and of the Registration Rights Holders' rights under this Section 3.1. Upon the written request of any Registration Rights Holder made within 14 days after the receipt of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by such Registration Rights Holder), the Company will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Registration Rights Holders have so requested to be registered; provided that (i) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company or any other holder of securities that initiated such registration (an "Initiating Holder") shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company or such Initiating Holder may, at its election, give written notice of such determination to the Registration Rights Holders and, thereupon, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith), and (ii) if such registration involves an underwritten offering, the Registration Rights Holders of Registrable Securities requesting to be included in the registration must sell their Registrable Securities to the underwriters selected by the Company, on the same terms and conditions as apply to the Company or the Initiating Holders, as the case may be, with, in the case of a combined primary and secondary offering, such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings. If a registration requested pursuant to this Section 3.1(a) involves an underwritten public offering, any Registration Rights Holder requesting to be included in such registration may elect, in writing prior to the effective date of the registration statement filed in connection with such registration, not to register all or any portion of such securities in connection with such registration. Nothing in this Section 3.1(a) shall operate to limit the right of a Registration Rights Holder to (i) request the registration of Registrable Securities that consist of Shares issuable upon conversion, exercise or exchange of convertible, exercisable or exchangeable securities, as applicable, held by such Registration Rights Holder notwithstanding the fact that at the time of request such Registration Rights Holder holds only such securities and not the underlying Shares or (ii) request the registration at one time of Registrable Securities that consist of both Shares and securities convertible into or exercisable or exchangeable for Shares.

            (b) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this
Section 3.1.

            (c) If a registration pursuant to this Section 3.1 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities and other securities requested to be included in such registration exceeds the number which can be sold in such offering, so as to be reasonably likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering, then the Company will include in such registration (i) first, 100% of the securities, if any, the Company proposes to sell for its own account, provided that the registration of Shares contemplated by this Section
3.1 was initiated by the Company with respect to shares intended to be registered for sale for its own account, (ii) second, the number of securities requested to be included by New SAC, if any, in such registration which in the opinion of the managing underwriter, can be sold, without having the adverse effect referred to above, and (iii) third, such number of Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, which number of Registrable Securities shall be allocated pro rata among all such requesting holders of Registrable Securities, based on the relative number of Registrable Securities then held by each such requesting holder of Registrable Securities. In the event that (i) the Company did not initiate the registration of securities intended to be registered for sale for its own account and (ii) the number of Registrable Securities and Shares of other holders, in each case entitled to registration rights with respect to such Shares requested to be included in such registration is less than the number which, in the opinion of the managing underwriter, can be sold, the Company may include in such registration securities it proposes to sell for its own account up to the number of securities that, in the opinion of the underwriter, can be sold.

            3.2. Demand Registration.

            (a) At any time after the 180th day following the initial Public Offering by the Company and, in the case of Silver Lake, TPG or August, after New SAC has distributed Shares pursuant to Section 2.1, upon the written request of any of New SAC, TPG, Silver Lake or August (a "Demand Party") requesting that the Company effect the registration (a "Demand Registration") under the Securities Act of all or part of such Demand Party's Registrable Securities and specifying the amount and intended method of disposition thereof, the Company will promptly give written notice of such requested registration to the other holders of Registrable Securities and other holders of securities entitled to notice of such registration and thereupon will, as expeditiously as possible, file a registration statement to effect the registration under the Securities Act of:

            (i) such Registrable Securities which the Company has been so requested to register by the Demand Party;

            (ii) the Registrable Securities of other Registration Rights Holders which the Company has been requested to register by written request given to the Company within 14 days after the giving of such written notice by the Company (which request shall specify the amount and intended method of disposition of such securities);

all to the extent necessary to permit the disposition (in accordance with the intended method thereof as aforesaid) of the Registrable Securities and such other securities so to be registered; provided that the Company shall not be required to effect the registration of Registrable Securities (i) at the request of New SAC under this Section 3.2(a) on more than six occasions, (ii) at the request of Silver Lake under this Section 3.2(a) or under Section 2.1(e) on more than three occasions, (iii) at the request of TPG under this Section 3.2(a) or under Section 2.1(e) on more than three occasions, or (iv) at the request of August under this Section 3.2(a) or under Section 2.1(e) on more than one occasion; provided, that the Company shall not be obligated to file a registration statement relating to any registration request under this Section 3.2(a):

            (x) within a period of 180 days (or such lesser period as the managing underwriters in an underwritten offering may permit) after the effective date of any other registration statement relating to any registration request under this Section 3.2(a), Section 2.1(e) or relating to any registration effected under Section 3.1;

            (y) if with respect thereto the managing underwriter, the SEC, the Securities Act, or the form on which the registration statement is to be filed, would require the conduct of a Special Audit, in which case the filing may be delayed until the completion of such Special Audit (and the Company shall, upon request of TPG, Silver Lake or August, as the case may be, use its reasonable best efforts to cause such Special Audit to be completed expeditiously and without unreasonable delay); or

            (z) if the Company is in possession of material non-public information and the Board determines in good faith that disclosure of such information would not be in the best interests of the Company and its stockholders, in which case the filing of the registration statement may be delayed until the earlier of the second Business Day after such conditions shall have ceased to exist and the 90th day after receipt by the Company of the written request from TPG, Silver Lake or August, as the case may be, to register Registrable Securities under this Section 3.2(a).

         Nothing in this Section 3.2(a) shall operate to limit the right of a Registration Rights Holder to (i) request the registration of Registrable Securities that consist of Shares issuable upon conversion, exercise or exchange of convertible, exercisable or exchangeable securities, as applicable, held by such Registration Rights Holder notwithstanding the fact that at the time of request such Registration Rights Holder holds only such securities and not the underlying Shares or (ii) request the registration at one time of Registrable Securities that consist of both Shares and securities convertible into or exercisable or exchangeable for Shares.

            (b) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this
Section 3.2.

            (c) A registration requested pursuant to this Article III will not be deemed to have been effected unless the registration statement filed by the Company with the SEC in connection with such registration has been declared effective by the SEC; provided that, if, within 180 days after it has become effective, the offering of Registrable Securities pursuant to such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, then such registration will be deemed not to have been effected.

            (d) If a requested registration pursuant to this Section 3.2 involves an underwritten offering and regardless of whether the Company is registering any securities therein, the Board shall have the right to select the investment banker or bankers and managers to administer the offering, including the lead managing underwriter.

            (e) If a requested registration pursuant to this Section 3.2 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering, so as to be reasonably likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering, then the Company will include in such registration such number of Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, which number shall be allocated pro rata among all such holders of Registrable Securities requesting to be included in such registration based on the relative number of Registrable Securities then held by each such holder of Registrable Securities. In the event that the number of Registrable Securities and Shares of other holders, in each case entitled to registration rights with respect to such Shares requested to be included in such registration is less than the number which, in the opinion of the managing underwriter, can be sold, the Company may include in such registration securities it proposes to sell for its own account up to the number of securities that, in the opinion of the underwriter, can be sold.

            (f) August agrees not to exercise any Demand Registration rights it may have pursuant to Section 3.2 of the New SAC Shareholders Agreement without first obtaining the written consent of each of Silver Lake and TPG. Each of Silver Lake and TPG agree not to exercise any Demand Registration rights it may have pursuant to Section 3.2 of the New SAC Shareholders Agreement without first obtaining the written consent of TPG, in the case of Silver Lake, or Silver Lake, in the case of TPG.

            3.3. Form S-3 Registration.

         If the Company receives from New SAC, Silver Lake, TPG or August a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Stockholder or Stockholders, the Company will:

            (a) promptly give notice of the proposed registration, and any related qualification or compliance, to the other Registration Rights Holders who hold Registrable Securities; and

            (b) as expeditiously as possible, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registration Rights Holder's or Registration Rights Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Registration Rights Holder or Registration Rights Holders joining in such request as are specified in a written request given within fourteen (14) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.3:

            (i) if Form S-3 (or any successor form) is not available for such offering by the Registration Rights Holders; or

            (ii) if the Registration Rights Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000; or

            (iii) if the Company shall furnish to the Registration Rights Holders a certificate signed by the chairman of the Board stating that in the good faith judgment of the Board, it would not be in the best interests of the Company for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Registration Rights Holder or Registration Rights Holders under this Section 3.3; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

            (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Registration Rights Holders pursuant to this Section 3.3; or

            (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

            (vi) if with respect thereto the managing underwriter, the SEC, the Securities Act, or the form on which the registration statement is to be filed, would require the conduct of a Special Audit, in which case the Company shall have the right to defer the filing of the Form S-3 registration statement until the completion of such Special Audit (and the Company shall, upon the request of New SAC, TPG, Silver Lake or August, as the case may be, use its reasonable best efforts to cause such Special Audit to be completed expeditiously and without unreasonable delay).

            (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as expeditiously as possible after receipt of the request or requests of the Registration Rights Holders. Registrations effected pursuant to this Section 3.3 shall not be counted as demands for registration or registrations effected pursuant to Section 3.2.

            (d) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this
Section 3.3.

            3.4. Registration Procedures.

         If and whenever the Company is required to file a registration statement with respect to, or to use its reasonable best efforts to effect or cause the registration of, any Registrable Securities under the Securities Act as provided in this Agreement the Company will as expeditiously as possible:

            (a) prepare and, in any event within 120 days after the end of the period within which a request for registration may be given to the Company pursuant to Section 3.2, file with the SEC a registration statement on an appropriate form with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to be declared effective by the SEC; provided however, that the Company may discontinue any registration of securities as to which it is the Initiating Party at any time prior to the effective date of the registration statement relating thereto (and, in such event, the Company shall pay the Registration Expenses incurred in connection therewith); provided, further, that not less than five (5) Business Days before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company will furnish to counsel for the sellers of Registrable Securities covered by such registration statement copies of all documents proposed to be filed, which documents will be subject to the review and input of such counsel;

            (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not in excess of 270 days (unless such registration statement relates to an underwritten Public Offering, in which event the registration statement shall not be required to remain effective at the request of the Registration Rights Holders for a period of in excess of 45 days) and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided that not less than five (5) Business Days before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company will furnish to counsel for the sellers of Registrable Securities covered by such registration statement copies of all documents proposed to be filed, which documents will be subject to the review and input of such counsel;

            (c) furnish to each seller of such Registrable Securities such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith, including any documents incorporated by reference), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities by such seller;

            (d) use its reasonable efforts to register or qualify such Registrable Securities covered by such registration in such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this subsection (d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

            (e) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

            (f) notify each seller of any such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 3.4(b), of the

Company's becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

            (g) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than 18 months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act;

            (h) (i) use its reasonable best efforts to list such Registrable Securities on any securities exchange on which the Shares are then listed if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange; (ii) if such Registrable Securities are convertible, exchangeable or exercisable into Shares, upon the reasonable request of sellers of a majority of such Registrable Securities, use its reasonable best efforts to list such securities and, if requested, the Shares underlying such securities, notwithstanding that at the time of request such sellers hold only such securities, on any securities exchange so requested, if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange; and (iii) use its reasonable efforts to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

            (i) enter into such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other Persons in addition to, or in substitution for the indemnification provisions hereof, and take such other actions as sellers of a majority of shares of such Registrable Securities included in such registration statement or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

            (j) obtain a "cold comfort" letter or letters from the Company's independent public auditors in customary form and covering matters of the type customarily covered by "cold comfort" letters as the seller or sellers of a majority of shares of such Registrable Securities included in such registration statement shall reasonably request;

            (k) make available for inspection by any seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company's officers, Directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

            (l) notify counsel for the holders of Registrable Securities included in such registration statement and the managing underwriter or agent, immediately, and confirm the notice in writing (i) when the registration statement, or any post-effective amendment to the registration statement, shall have been declared effective by the SEC, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

            (m) use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

            (n) if requested by the managing underwriter or agent or any holder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such holder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by such holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering (unless the Company, after consultation with counsel, reasonably concludes that such information would be materially misleading to prospective buyers in the Public Offering); and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

            (o) cooperate with the holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or the Registration Rights Holders that sellers may request;

            (p) obtain for delivery to the holders of Registrable Securities being registered and to the underwriter or agent an opinion or opinions from counsel for the Company in customary form and in form, substance and scope reasonably satisfactory to such holders, underwriters or agents and their counsel; and

            (q) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD.

            3.5. Other Registration-Related Matters.

            (a) The Company may require any Person that is selling Shares in a Public Offering pursuant to Sections 3.1, 3.2 or 3.3 to furnish to the Company in writing such information regarding such Person and pertinent to the disclosure requirements relating to the registration and the distribution of the Registrable Securities which are included in such Public Offering as the Company may from time to time reasonably request in writing.

            (b) Each Registration Rights Holder agrees, severally and not jointly, that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.4(f), it will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until its receipt of the copies of the amended or supplemented prospectus contemplated by Section 3.4(f) and, if so directed by the Company, each Registration Rights Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in their possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company gives any such notice, the period for which the Company will be required to keep the registration statement effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to
Section 3.4(f) to and including the date when each seller of Registrable Securities covered by such registration statement has received the copies of the supplemented or amended prospectus contemplated by Section 3.4(f).

            (c) Each holder of Registrable Securities will, in connection with an underwritten Public Offering of the Company's securities, upon the request of the Company or of the underwriters managing any underwritten offering of the Company's securities, agree in writing not to effect any sale, disposition or distribution of Registrable Securities (other than those included in the Public Offering) without the prior written consent of the managing underwriter for such period of time commencing 7 days before and ending 30 days (or such earlier date as the managing underwriter shall agree) after the effective date of such registration. No Stockholder shall be released from such lock-up period by the managing underwriter unless all of the Stockholders are so released.

            3.6. Indemnification.

            (a) In the event of any registration of any securities of the Company under the Securities Act pursuant to Section 3.1, 3.2 or 3.3, the Company hereby indemnifies and agrees to hold harmless, to the extent permitted by law, the sellers of any Registrable Securities covered by such registration statement (each a "Holder"), each Affiliate of such Holder and their respective directors and officers, members or general and limited partners (and the directors, officers, employees, affiliates and controlling Persons of any of the foregoing), each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such Holder or any such underwriter within the meaning of the Securities Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages or liabilities, joint or several, and expenses to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances when they were made, and the Company will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company will not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto in reliance upon and in conformity with written information with respect to such Indemnified Party furnished to the Company by such Indemnified Party expressly for use in the preparation thereof. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any Indemnified Party and will survive the Transfer of such securities by such Holder.

            (b) The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with
Section 3.1, 3.2 or 3.3 that the Company shall have received an undertaking reasonably satisfactory to it from the Holder of such Registrable Securities or any prospective underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 3.6(a)) the Company, all other Holders or any prospective underwriter, as the case may be, and any of their respective Affiliates, directors, officers and controlling Persons, with respect to any untrue statement in or omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such untrue statement or omission was made in reliance upon and in conformity with written information with respect to such Holder or underwriter furnished to the Company by such Holder or underwriter expressly for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the Holders, or any of their respective affiliates, directors, officers or controlling Persons and will survive the Transfer of such securities by such Holder. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds actually received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

            (c) Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 3.6, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of the Indemnified Party to give notice as provided herein will not relieve the indemnifying party of its obligations under Section 3.6(a) or 3.6(b), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, unless in such Indemnified Party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. If, in such Indemnified Party's reasonable judgment, having common counsel would result in a conflict of interest between the interests of such indemnified and indemnifying parties, then such Indemnified Party may employ separate counsel reasonably acceptable to the indemnifying party to represent or defend such Indemnified Party in such action, it being understood, however, that the indemnifying party will not be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties (and not more than one separate firm of local counsel at any time for all such Indemnified Parties) in such action. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

            (d) If the indemnification provided for hereunder from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 3.6(d) as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds actually received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation.

            The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

            (e) Indemnification similar to that specified in this Section 3.6 (with appropriate modifications) shall be given by the Company and each seller of Registrable

Securities with respect to any required registration or other qualification of securities under any law or with any governmental entity other than as required by the Securities Act.

            (f) The obligations of the parties under this Section 3.6 will be in addition to any liability which any party may otherwise have to any other party.

                    ARTICLE IV. CORPORATE GOVERNANCE MATTERS

            4.1. Board of Directors.

            (a) Directors of the Company shall be elected annually. After the consummation of the initial Public Offering, the Board shall initially be comprised of nine members, provided that the Board may elect by a resolution (passed in accordance with the terms of Section 4.2(b) hereof) to increase the size of the Board to ten members. The members of the Board shall consist of one designee of Silver Lake (the "Silver Lake Designee"), one designee of TPG (the "TPG Designee"), two designees of New SAC (each a "New SAC Designee") (who shall initially be Donald L. Waite and Stephen J. Luczo), four Additional Directors (who shall initially be Fred D. Anderson, Robert L. Bailey, Gregory B. Kerfoot and John W. Thompson) and the chief executive officer of the Company from time to time serving (the "Chief Executive Officer"), provided that if the size of the Board is increased to ten members, then the total number of Additional Directors shall be increased to five. Members of the Board who are not required to be designated by a Stockholder pursuant to the rights provided in this Agreement shall be nominated and elected in accordance with the certificate of incorporation and bylaws of the Company.

            (b) A member of the Board designated by a Stockholder pursuant to the rights provided in this Agreement may only be removed by such Stockholder. Any other member of the Board may be removed with or without cause by vote of a majority of the Stockholders of the Company.

         If, following an election to the Board pursuant to this Section 4.1, any Silver Lake Designee shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a Director, Silver Lake shall notify the Board in writing of a replacement Silver Lake Designee and each of the Company and all of the Stockholders hereby agree to take such actions provided for under the terms of the Shares held by them as will result in the appointment of such Silver Lake Designee to the Board. If Silver Lake requests that any Silver Lake Designee be removed as a Director (with or without cause) by written notice thereof to the Company, then each of the Company and all of the Stockholders shall take all actions provided for under the terms of the Shares held by them necessary to effect such removal upon such request.

         If, following an election to the Board pursuant to this Section 4.1, any TPG Designee shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a Director, TPG shall notify the Board in writing of a replacement TPG Designee and each of the Company and all of the Stockholders hereby agree to take such actions provided for under the terms of the Shares held by them as will result in the appointment of such TPG Designee to the Board. If TPG requests that any TPG Designee be removed as a Director (with or without cause) by written notice thereof to the Company, then each of the Company and all of the Stockholders shall take all actions provided for under the terms of the Shares held by them necessary to effect such removal upon such request.

         If, following an election to the Board pursuant to this Section 4.1, any New SAC Designee shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a Director, New SAC shall notify the Board in writing of a replacement New SAC Designee and each of the Company and all of the Stockholders hereby agree to take such actions provided for under the terms of the Shares held by them as will result in the appointment of such New SAC Designee to the Board. If New SAC requests that any New SAC Designee be removed as a Director (with or without cause) by written notice thereof to the Company, then each of the Company and all of the Stockholders shall take all actions provided for under the terms of the Shares held by them necessary to effect such removal upon such request.

         If, following an election to the Board pursuant to this Section 4.1, any Additional Director shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a Director, the nominating and corporate governance committee of the Company shall notify the Board in writing of a replacement and, provided that such replacement Additional Director satisfies all the criteria set forth in the definition of "Additional Director" herein, each of the Company and all of the Stockholders hereby agree to take such actions provided for under the terms of the Shares held by them as will result in the appointment of such replacement Additional Director to the Board.

         Any Director who is no longer designated by Silver Lake, TPG or New SAC shall be designated instead by the other members of the Board and shall be considered a "Board Designee" for all purposes hereunder. If any Board Designee shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a Director, then the nominating and corporate governance committee of the Company will take such actions provided for under the terms of the Shares as will result in the appointment to the Board of an individual designated by the Board. If the Board requests that any Board Designee be removed as a Director (with or without cause) by written notice thereof to the Company, then each of the Company and each Stockholder shall take all actions provided for under the terms of the Shares necessary to effect such removal upon such request.

            (c) The Company will pay all reasonable out-of-pocket expenses incurred by the Directors in connection with their participation in meetings of the Board (and committees thereof). Each of the Silver Lake Designee, the TPG Designee and the New SAC Designees will receive the same compensation, in the form of cash and options to purchase Shares, that the Company pays to its Additional Directors, which amount will be determined by the Company and the Board from time to time.

            (d) Notwithstanding anything in this Agreement to the contrary, the Board and all of the committees of the Board will operate in such a way to permit the Company to comply with applicable law and maintain its listing on The New York Stock Exchange or the NASDAQ National Market system, as applicable.

            4.2. Actions by the Board of Directors.

            (a) The Stockholders and the Company shall use their reasonable best efforts to take all actions necessary (including amending the certificate of incorporation and bylaws of the Company, if necessary) to provide that, for so long as this Agreement is in effect, a quorum for any meeting of the Board shall require the presence of (x) Directors constituting at least a majority of the entire Board, and (y) at least two of the following four Directors: (i) the Silver Lake Designee, (ii) the TPG Designee and (iii) the New SAC Designees. Unless agreed to by unanimous consent of the Board in writing, subject to applicable law, no action by the Board will be valid unless approved by a majority of the Directors at a meeting properly convened at which a quorum is present. The Company and the Stockholders shall use their reasonable best efforts to take such further action to provide that the certificate of incorporation and/or bylaws of the Company will provide that they may not be amended by action of the Board unless such amendment is approved in the manner set forth in the immediately preceding sentence. The Company and the Stockholders shall take (or shall cause the Directors appointed by them to take) such action as is necessary to cause (i) the Board to establish audit, strategic and financial transactions, compensation and nominating and corporate governance committees of the Board, the duties of which shall be determined by the Board,
(ii) the Silver Lake Designee to serve on the strategic and financial transactions, compensation and nominating and corporate governance committees,
(iii) the TPG Designee to serve on the strategic and financial transactions and nominating and corporate governance committees and (iv) the Chief Executive Officer of the Company to serve as the Chairman of the strategic and financial transactions committee. The Stockholders and the Company shall use their reasonable best efforts to take all necessary action to cause the certificate of incorporation and bylaws of the Company to provide that no action by a committee of the Board of a type referred to in Section 4.2(b) below shall be valid unless approved in the same manner as required by action of the entire Board, as provided in this paragraph (a).

            (b) Subject to applicable law, the Company shall not take any of the actions set forth in items (i) through (viii) below without the prior consent of at least six of the nine (or ten, as the case may be) Directors, including the affirmative vote of each of the Silver Lake Designee and the TPG Designee.

            (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency or similar law;

            (ii) merge or consolidate with any other Person other than a subsidiary of the Company (the "Target") if the book value of the assets of the Target as of the end of its most recently ended fiscal quarter preceding the earlier of the date the Company enters into definitive agreements in respect of such transaction or publicly announces such transaction (the "Determination Date") would exceed 15% of the consolidated assets of the Company;

            (iii) sell, transfer or otherwise dispose of (including by merger, dividend or other distribution, formation of a joint venture or otherwise) any assets in one or a series of related transactions if the book value of such assets exceeds 15% of the consolidated assets of the

Company as of the end of the Company's most recent fiscal quarter preceding the Determination Date;

            (iv) increase or decrease the number of Directors that comprise the entire Board;

            (v) authorize, issue or sell (including by merger or otherwise) any shares, options, warrants or rights to acquire shares of the Company in excess of 15% of the Company's outstanding shares (other than issuances of Shares pursuant to options to acquire the Company's common stock issued pursuant to plans approved by the Board);

            (vi) pay, declare or set aside any sums or other property for the payment of any dividends on, or make any other distributions in respect of (including by merger or otherwise), any shares of the Company, or any warrants, options, rights or securities convertible into, exchangeable or exercisable for, shares of the Company in excess of 15% of the net income of the Company for the most recently completed fiscal year preceding the Determination Date (excluding purchases from employees pursuant to employee benefit plans or arrangements);

            (vii) redeem, purchase or otherwise acquire (including by merger or otherwise), any shares of the Company or any warrants, options and rights or securities convertible into, exchangeable or exercisable for, shares of the Company in excess of 5% of the stockholders' equity, or redeem or purchase otherwise acquire or make any payments with respect to any share appreciation rights or phantom share plans in excess of 5% of the net income of the Company for the most recently completed fiscal year preceding the Determination Date (excluding purchases from employees pursuant to employee benefit plans or arrangements); or

            (viii) amend, modify or repeal any of the provisions of the certificate of incorporation or bylaws of the Company, except as required to comply with its obligations under Section 4.1 of this Agreement.

            Finally, the prior consent of at least six of the nine (or ten, as the case may be) Directors (including the affirmative vote of each of the Silver Lake Designee and the TPG Designee and other than the Chief Executive Officer, who shall be required to abstain) shall be required to hire or terminate the employment contract of the Chief Executive Officer. Notwithstanding the foregoing, nothing in this Section 4.2 shall limit the rights of any Stockholder under Article III.

            (c) Unless otherwise agreed by a majority of the Board (including the affirmative vote of each of the Silver Lake Designee, the TPG Designee and each New SAC Designee), the Board shall follow the following procedures:

            (i) Special meetings of the Board may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, the president of the Company or a majority of the members of the Board then in office by notice given by the secretary of the Company personally or by telephone, or sent by first-class mail, overnight mail, courier service or telegram. If the notice is mailed, it shall be deposited in the United States mail at least four (4) calendar days before the time of the holding of the meeting. If the notice is delivered by telegram, overnight mail or courier, it shall be deemed adequately delivered when the telegram is delivered to the telegraph company or the notice is delivered to the overnight mail or courier service company at least forty-eight (48) hours before such meeting. If by facsimile transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least twelve (12) hours before such meeting. If by telephone or hand delivery the notice shall be given at least twelve (12) hours prior to the time set for the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. Reasonable efforts shall be made to ensure that each Director actually receives timely notice of any meeting.

            (ii) A reasonably detailed agenda shall be supplied to each Director reasonably in advance of each meeting of the Board, together with other appropriate documentation with respect to agenda items calling for board action, to inform adequately Directors regarding matters to come before the board. Any Director wishing to place a matter on the agenda for any meeting of the applicable board of directors may do so by communicating with the chairman of the Board sufficiently in advance of the meeting of the Board so as to permit timely dissemination to all Directors of information with respect to the agenda items.

            4.3. Voting of Shares; Action by the Company.

         At any annual or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders, the Stockholders shall take all other action provided for under the terms of the Shares held by them, including by way of voting their Shares, to give effect to the agreements contained in this Agreement. In order to effectuate the provisions of this Article IV, each Stockholder hereby agrees that when any action or vote is required to be taken by such Stockholder pursuant to this Agreement, such Stockholder shall use his or its best efforts to call, or cause the appropriate officers and Directors of the Company to call, a special or annual meeting of stockholders of the Company, as the case may be, or execute or cause to be executed a consent in writing in lieu of any such meetings pursuant to applicable provisions of the Delaware General Corporations Law and the common law of the State of Delaware. In addition, the Company shall use its commercially reasonable best efforts to take all actions to give effect to the agreements contained in this Agreement.

                            ARTICLE V. MISCELLANEOUS

            5.1. Competition.

         Any Stockholder and any Affiliate of such Stockholder may engage in or possess an interest in other investments, business ventures or entities of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or business of the Company, and may provide advice and other assistance to any such investment, business venture or entity, and the Company and the Stockholders shall have no rights by virtue of this Agreement in and to such investments, business ventures or entities or the income or profits derived therefrom, and the pursuit of any such investment or venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Upon the written request of the Company (which request shall not be made more than once in any 90-day period), each Stockholder shall, subject to applicable law and the terms of any applicable confidentiality agreement or similar agreement or arrangement, use its reasonable efforts to disclose, as soon as reasonably practicable and on a confidential basis, to the Board any such interest, investment or business venture that involves the enterprise reporting software business that is owned by such Stockholder; provided, however, that no Stockholder shall be required to disclose passive minority interests in such interest, investment or business venture if such passive minority interests are immaterial to such Stockholder. No Stockholder nor any Affiliate thereof shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Stockholder or any Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

            5.2. Effective Date.

         This Agreement shall become effective on the date of the consummation of the Company's initial Public Offering and prior to such time shall have no force or effect. If the Company's initial Public Offering is abandoned or is not consummated for any reason by March 31, 2004, this Agreement shall terminate without any further action of the parties hereto and neither party shall have any liability to the other with the respect to the provisions contained herein.

            5.3. Exercise of Certain Rights Under the New SAC Shareholders Agreement.

            (a) Each of Silver Lake and TPG agree to refrain from exercising their rights under Section 2.7 of the New SAC Shareholders Agreement.

            (b) Each of Silver Lake and TPG (i) agree that the composition of the Board as provided herein is acceptable to them and (ii) agree not to exercise their rights under Section 5.1(d) of the New SAC Shareholders Agreement to cause the Board to be comprised in the same manner as the board of directors of New SAC.

            (c) Each of the Stockholders agrees to waive its rights under
Section 5.2(d) of the New SAC Shareholders Agreement to require the amendment of the certificate of incorporation and bylaws of the Company.

            (d) Each of Silver Lake, TPG, August and New SAC agree that (i) New SAC shall not cause the Company to make, and the Company shall not be required to make, any distributions as a result of Section 6.5 of the New SAC Shareholders Agreement and (ii) the New SAC shareholders shall have no obligation to cause New SAC to make any distributions referred to in Section 6.5 of the New SAC Shareholders Agreement to the extent such distributions relate to the incurrence of "Subpart F Income" (within the meaning of Section 952 of the Internal Revenue Code of 1986, as amended) or other phantom income by a New SAC shareholder as a result of the investment by New SAC in the Company or any subsidiary of the Company.

            (e) Pursuant to the provisions of Section 6.6(b) of the New SAC Shareholders Agreement, each of Silver Lake and TPG agree that New SAC shall have no obligation to avoid the incurrence of Subpart F Income with respect to the business and operations of the Company or any subsidiary of the Company.

            5.4. Additional Securities Subject to Agreement.

         Each Stockholder agrees that any other equity securities of the Company which it hereafter acquires by means of a stock split, stock dividend, distribution, exercise of options or warrants or otherwise (other than shares acquired in a Public Offering, in the public market or otherwise from persons other than the Company or another Stockholder after the initial Public Offering of the Company) will be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

            5.5. Termination.

         Other than as specified below, the provisions of this Agreement will terminate and be of no further force and effect upon the date on which at least 50% of the number of issued and outstanding shares of the Company have been publicly distributed or sold (including shares issued upon the exercise of employee stock options), or are being actively traded on a national securities exchange or interdealer quotation system. Notwithstanding the foregoing, (i)
Article III of this Agreement shall survive the termination of this Agreement until such time as all Registrable Securities held by the Stockholders cease to be Registrable Securities, (ii) Article IV of this Agreement shall survive until the earlier of (x) such time as the Company is no longer qualified as a "controlled company" under the rules of the NASDAQ or (y) the date on which at least 50% of the number of the issued and outstanding shares of the Company have been publicly distributed or sold (including shares issued upon the exercise of employee stock options), or are being actively traded on a national securities exchange or interdealer quotation system and (iii) Section 5.3 of this Agreement shall survive the termination of this Agreement until such time as the termination of the New SAC Shareholders Agreement.

            5.6. Notices.

         All notices, consents, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or registered or certified mail (postage prepaid, return receipt requested) as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.6):

         (a)      if to the Company:

                  Crystal Decisions, Inc.
                  895 Emerson Street
                  Palo Alto, CA 94301
                  Attention:  Susan J. Wolfe, Esq., General Counsel
                  Telecopy:  (650) 838-7451
                  with a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, CA 94304
                  Attention:  Larry Sonsini, Esq.
                               John T. Sheridan, Esq.
                  Telecopy:  (650) 493-6811

                  (b) if to Silver Lake:

                  Silver Lake Partners, L.P.
                  2725 Sand Hill Road
                  Suite 150
                  Menlo Park, CA  94025
                  Attention:  David Roux
                  Telecopy:  (650) 233-8125

                  with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY  10017
                  Attention: William E. Curbow, Esq.
                  Telecopy:  (212) 455-2502

                  (c) if to TPG:

                  SAC Investments, L.P.
                  c/o Texas Pacific Group
                  301 Commerce Street
                  Suite 3300
                  Fort Worth, TX  76102
                  Attention:  Richard A. Ekleberry
                  Telecopy:  (817) 871-4080

                  with a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, NY  10006
                  Attention: Paul J. Shim, Esq.
                  Telecopy:  (212) 225-3999

                  (d) if to August:

                  August Capital
                  2480 Sand Hill Road
                  Suite 101
                  Menlo Park, CA  94025
                  Attention:  Mark Wilson
                  Telecopy:  (650) 234-9910

                  with a copy to:

                  Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
                  Menlo Park, CA 94025
                  Attention: Steven R. Franklin, Esq.
                  Telecopy: (650) 321-2800

                  (e) if to J.P. Morgan:

                  J.P. Morgan Partners, L.L.C.
                  50 California Street
                  29th Floor
                  San Francisco, CA  94111
                  Attention:  Shahan Soghikian
                  Telecopy:  (415) 591-1205

                  with copies to:

                  J.P. Morgan Partners, L.L.C.
                  Official Notices Clerk
                  1221 Avenue of the Americas
                  New York, NY  10020
                  Telecopy:  (212) 899-3401

                  -and-

                  Latham & Watkins
                  135 Commonwealth Drive
                  Menlo Park, CA  94025
                  Attention:  Anthony J. Richmond, Esq.
                  Telecopy:  (650) 463-2600

                  (f) if to GS:

                  GS Capital Partners III, L.P.
                  85 Broad Street, 10th Floor
                  New York, NY 10004
                  Attention: Anne Musella
                  Telecopy: (212) 357-5505
                  with a copy to:

                  Sullivan & Cromwell
                  1870 Embarcadero Road
                  Palo Alto, CA 94303
                  Attention:  Matthew G. Hurd, Esq.
                  Telecopy:  (650) 461-5700

                  (g) if to Staenberg:

                  Staenberg Venture Partners
                  2000 First Avenue, Suite 1001
                  Seattle, WA  98121
                  Attention:  John Chase
                  Telecopy:  (206) 770-0117

                  with a copy to:

                  Dorsey & Whitney LLP
                  U.S. Bank Centre
                  1420 Fifth Avenue, Suite 3400
                  Seattle, WA 98101
                  Attention:  [_____________]
                  Telecopy:  [_____________]

                  (h) if to Integral:

                  Integral Capital Partners
                  2750 Sand Hill Rd.
                  Menlo Park, CA  94025
                  Attention:  Pamela Hagenah
                  Telecopy:  650-233-0366

                  (i) if to New SAC:

                  New SAC
                  c/o Silver Lake Partners, L.P.
                  2725 Sand Hill Road
                  Building C, Suite 150
                  Menlo Park, CA  94025
                  Attention:  David Roux
                  Telecopy:  (650) 233-8125
            with copies to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, NY  10017
            Attention:  William E. Curbow, Esq.
            Telecopy:  (212) 455-2502

            -and-

            Simpson Thacher & Bartlett
            3330 Hillview Avenue
            Palo Alto, CA 94304
            Attention:  William H. Hinman, Esq.
            Telecopy:  (650) 251-5002

            -and-

            Cleary, Gottlieb, Steen & Hamilton
            One Liberty Plaza
            New York, NY  10006
            Attention:  Paul J. Shim, Esq.
            Telecopy:  (212) 225-3999

            5.7. Further Assurances.

         The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and every provision hereof.

            5.8. Assignment.

         This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. Except as specifically provided herein, this Agreement may not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consents, will be null and void.

            5.9. Amendment; Waiver.

         This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto; provided, however, that this Agreement may be amended, supplemented or otherwise modified by a written instrument executed only by the Stockholders so long as any such amendment, supplement or modification does not impose any material additional burdens on the Company. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

            5.10. Third Parties.

         Except as otherwise set forth herein, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto; provided that the Management Shareholders shall be third party beneficiaries only with respect to the provisions of Sections 3.1, 3.4, 3.6 and related definitions of this Agreement.

            5.11. Governing Law.

         This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

            5.12. Binding Arbitration.

         Any controversy, dispute or claim arising out of, in connection with, or in relation to, the construction, performance, or breach of this Agreement shall be adjudicated by arbitration conducted in accordance with the existing rules for commercial arbitration of the American Arbitration Association, or any successor organization in New York or California (the "AAA"), as determined by the party initiating the arbitration. The demand for arbitration shall be delivered in accordance with the notice provisions of this Agreement. Arbitration hereunder shall be conducted by a single arbitrator selected jointly by the parties hereto. If within thirty (30) days after a demand for arbitration is made, the parties hereto are unable to agree on a single arbitrator, three arbitrators shall be appointed. Each party shall select one arbitrator and those two arbitrators shall then select within thirty (30) days a third neutral arbitrator. If the arbitrators selected by the parties cannot agree on the third arbitrator, they shall discuss the qualifications of such third arbitrator with the AAA prior to selection of such arbitrator, which selection shall be in accordance with the existing rules of the AAA. If an arbitrator cannot continue to serve, a successor to an arbitrator selected by the parties shall be also selected by the same party, and a successor to a neutral arbitrator shall be selected as specified above. A full rehearing will be held only if the neutral arbitrator is unable to continue to serve or if the remaining arbitrators unanimously agree that such a rehearing is appropriate. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. Judgment upon any arbitration award rendered may be entered in any court of competent jurisdiction. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

            5.13. Specific Performance.

         Without limiting or waiving in any respect any rights or remedies of the parties hereto under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto will be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement, including during such time prior to the final and binding decision in any arbitration contemplated by
Section 5.12.

            5.14. Entire Agreement.

         This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.

            5.15. Titles and Headings.

         The section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

            5.16. Severability.

         If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement will not be affected and will remain in full force and effect.

            5.17. Counterparts.

         This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

            5.18. Regulatory Matters.

         Each of New SAC, the Company and the Stockholders severally agrees to cooperate with J.P. Morgan in all reasonable respects in the event that any proposed distribution of Shares to J.P. Morgan pursuant to this Agreement or other transaction by the Company or New SAC would reasonably be expected by J.P. Morgan to result in a Regulatory Problem (as such term is defined in the Regulatory Sideletter between New SAC and the predecessor of J.P. Morgan dated as of November 22, 2000) for the purpose of avoiding or otherwise structuring around such a Regulatory Problem. Anything contained in this Section 5.18 to the contrary, neither any Stockholder nor the Company shall be required under this Section to take any action that would adversely affect such Person's rights under this Agreement or as a stockholder of the Company. J.P. Morgan agrees to notify the Company as to whether or not it would have a Regulatory Problem promptly (and in any event within five Business Days) after receipt of written notice of the specifics of a proposed transaction. Failure to respond within such five Business Day period shall be deemed to be a response that such transaction will not result in a Regulatory Problem. J.P. Morgan represents that, as of the date hereof and based on present law, the ownership by it of 4.9% or less of the outstanding voting stock of any class of stock of the Company would not constitute a Regulatory Problem.

            5.19. Notice and Assistance Regarding Distributions.

         In the event that New SAC at any time determines that it will make a distribution of Shares in kind to the Stockholders, New SAC will use its reasonable best efforts to provide advance notice of such event to all Stockholders. In the event that such a distribution could reasonably be expected by New SAC to require further action by a Stockholder to permit it to receive such Shares or a Stockholder apprises New SAC of such (including, by way of example, any further filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), New SAC and the Company will use its respective reasonable best efforts to cooperate and assist with such action including, without limitation, making any related government filings required of any of them on a prompt and timely basis. Any such cooperation and assistance shall be provided in the same manner in all material respects to each Stockholder requesting the same.

         IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

                                     CRYSTAL DECISIONS, INC.



                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:



                                     NEW SAC



                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:



                                     SILVER LAKE TECHNOLOGY INVESTORS
                                     CAYMAN, L.P.

                                     By: Silver Lake (Offshore) AIV GP Ltd., its
                                         General Partner



                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:



                                     SILVER LAKE INVESTORS CAYMAN, L.P.

                                     By: Silver Lake Technology Associates
                                         Cayman, L.P., its General Partner

                                     By: Silver Lake (Offshore) AIV GP Ltd., its
                                         General Partner



                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:

                                     SILVER LAKE PARTNERS CAYMAN, L.P.

                                     By: Silver Lake Technology Associates
                                         Cayman, L.P., its General Partner

                                     By: Silver Lake (Offshore) AIV GP Ltd., its
                                         General Partner


                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:



                                     SAC INVESTMENTS, L.P.

                                     By: TPG SAC Advisors III Corp., its General
                                         Partner



                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:



                                     AUGUST CAPITAL III, L.P.



                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:

                                     J.P. MORGAN PARTNERS (BHCA), L.P.

                                     By: JPMP MASTER FUND MANAGER, its General
                                         Partner

                                     By: JPMP CAPITAL CORP, its General Partner


                                     By:
                                         --------------------------------------
                                         Name:
                                         Title: Managing Director



                                     GS CAPITAL PARTNERS III, L.P.

                                     By: GS Advisors III, L.L.C., its General
                                         Partner



                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:


                                     GS CAPITAL PARTNERS III OFFSHORE, L.P.

                                     By: GS Advisors III, L.L.C., its General
                                         Partner



                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:



                                     GOLDMAN, SACHS & CO. VERWALTUNGS GmbH



                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:

                                     and

                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:



                                     STONE STREET FUND 2000 L.P.

                                     By: Stone Street 2000, L.L.C., its General
                                         Partner



                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:


                                     BRIDGE STREET SPECIAL OPPORTUNITIES FUND
                                     2000, L.P.

                                     By: Bridge Street Special Opportunities
                                         Fund 2000, L.L.C., its General Partner



                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:


                                     STAENBERG VENTURE PARTNERS II, L.P.



                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:



                                     STAENBERG SEAGATE PARTNERS, LLC



                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:

                                     INTEGRAL CAPITAL PARTNERS V, L.P.

                                     By: Integral Capital Management V, LLC, its
                                         General Partner



                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:



                                     INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.

                                     By: ICP Management V, LLC, its General
                                         Partner

                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:



                                     ------------------------------------------
                                     Gregory Kerfoot